Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Merchants Bancorp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock,	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Equity	Preferred Stock	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Equity	Depositary Shares	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Other	Purchase Contracts	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Debt	Debt Securities	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Other	Warrants	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Other	Units	Rule 457(o)	(2)(3)	(2)
Fees to Be Paid	Unallocated (Universal) Shelf	N.A.	Rule 457(o)	(2)(3)	(2)	$350,000,000		.0000927	$32,445	(4)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Unallocated (Universal) Shelf		415(a)(6)			$150,000,000	(4)		$35,960.44		S-3	333-235744	January 9, 2020	$17,980.22
	Total Offering Amounts					$500,000,000			$32,445
	Total Fees Previously Paid								$--
	Total Fee Offsets								--
	Net Fee Due								$32,445

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	Such information is not required to be included pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

We are registering hereunder such indeterminate number of each identified class of securities up to a proposed aggregate offering price of $500,000,000, which may be offered by us from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, exercise, redemption, repurchase or exchange of any securities registered hereunder, including any applicable anti-dilution provisions. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act, based on the proposed maximum aggregate offering price. The $500,000,000 of securities registered hereunder includes $150,000,000 of securities (the “Unsold Securities”) registered pursuant to Registration Statement No. 333-235744 we initially filed on December 30, 2019 and that was declared effective on January 9, 2020 (the “Prior Registration Statement”). The registrant sold an aggregate of $150,000,000 of such securities under the Prior Registration Statement, leaving the balance of $150,000,000 of Unsold Securities, in respect of which the registrant paid an aggregate registration fee of $35,960.44 (based on the filing fee rate in effect at the time of the filing of the Prior Registration Statement). Accordingly, the amount of the registration fee being paid herewith ($32,445) relates to the additional aggregate principal amount of $350,000,000 of our securities being registered hereunder. Pursuant to Rule 415(a)(6), the offering of the Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.